Exhibit 99.1

WisdomTree Announces Changes to ETF Family

New York, NY – (GlobeNewswire) – August 25, 2016 – WisdomTree (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced it plans to close and liquidate six of its ETFs.

After the close of business on September 22, 2016, the Fund will no longer accept creation orders. The final day of trading on the Funds’ respective exchange will be Thursday, September 22, 2016. Shareholders who do not sell their Fund shares by this date will have their shares automatically redeemed for cash at net asset value on September 29, 2016, the Funds’ last day of operations. Additional information can be found in our Investor FAQ document.

Fund Closures:

Fund Name	Ticker	Exchange
WisdomTree Global ex-U.S. Utilities Fund	DBU	NYSE Arca
WisdomTree Global Natural Resources Fund	GNAT	NYSE Arca
WisdomTree Commodity Currency Strategy Fund	CCX	NYSE Arca
WisdomTree Commodity Country Equity Fund	CCXE	NYSE Arca
WisdomTree Coal Fund	TONS	NYSE Arca
WisdomTree Japan Interest Rate Strategy Fund	JGBB	NASDAQ

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $40.0 billion in assets under management globally. For more information, please visit www.wisdomtree.com or follow us on Twitter @WisdomTreeETFs.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Investors should consider the investment objectives, risks, charges and expenses of the funds carefully before investing. A prospectus, containing this and other information is available by calling 1-866-909-WISE. Investors should read the prospectus carefully before investing.

There are risks involved with investing, including possible loss of principal. Foreign investing involves currency, political and economic risk. Funds focusing on a single country and/or sector may experience greater price volatility. Investments in emerging markets, currency, fixed income and alternative investments include additional risks. Due to the investment strategy of certain Funds they may make higher capital gain distributions than other ETFs. Please see prospectus for discussion of risks.

WisdomTree Funds are distributed by Foreside Fund Services, LLC, in the U.S. only

WTPR-0056

Contact Information

Media Relations:

Jessica Zaloom / Melissa Chiles

+1.917.267.3735 / +1.917.267.3797

jzaloom@wisdomtree.com / mchiles@wisdomtree.com